NASDAQ:CECE NEWS RELEASE

CECO ENVIRONMENTAL FINALIZES NEW $16.1 Million CREDIT AGREEMENT

NEW YORK, January 4, 2006 - CECO Environmental Corp. (NASDAQ: CECE), a leading provider of air pollution control and industrial ventilation systems announced today that is has successfully negotiated a new credit agreement.

The credit agreement was entered into by CECO Environmental Corp., the CECO group of companies and Fifth Third Bank, an Ohio banking corporation. The new facility consists of a term loan in the amount of $3.1 million and a revolving loan of up to $13.0 million and is available to refinance existing indebtedness of the Company and for general corporate purposes. Terms of the agreement, which runs through January 31, 2007, include a three hundred basis point reduction in interest rates, longer amortization of the term debt and less restrictive loan covenants.

Chairman and CEO, Phillip DeZwirek commented "This new credit agreement represents another positive milestone towards our goal of improving our financial position and will facilitate our expanding business and have a positive effect on our bottom line."

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America's largest independent air pollution control company. Through its six subsidiaries -- Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic and Kirk & Blum - CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, aerospace, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all-industrial process industries.

For more information on CECO Environmental please visit the company's website at http://www.cecoenviro.com/.

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

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